EXHIBIT (10.8)
                                      September 16, 1994



Robert B. Stein, Jr.
Dairy Mart Convenience Stores, Inc.
One Vision Drive
Enfield, CT 06082

Dear Mr. Stein:

     Dairy Mart Convenience Stores, Inc. (the "Company") considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. Accordingly, the Board of Directors of the Company believes that steps should be taken to reinforce and encourage the continued attention and dedication of certain members of the Company's senior management, yourself included, arising out of recent changes in the Company's senior management and shifts in the beneficial ownership of a significant number of shares of the Company's outstanding voting stock.

     In order to induce you to remain in the employ of the Company, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (the "Agreement") in the event your employment with the Company is terminated under the circumstances described below.

     1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through the second anniversary of the date hereof.

     2. Effect of Termination. You shall be entitled to the benefits provided in Section 3(iv) hereof upon the termination of your employment with the Company during the term of this Agreement, unless such termination is (A) a result of your death, or (B) by you for other than Good Reason, or (C) by the Company for Disability or for Cause.

          (i) Disability. For purposes of this Agreement, "Disability" shall mean permanent and total disability as such term is defined under Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). Any question as to the existence of your Disability upon which you and the Company cannot agree shall be determined by a qualified independent physician selected by you (or, if you are unable to make such selection, such selection shall be made by any adult member of your immediate family or your legal representative), and approved by the Company, said approval not to e unreasonably withheld. The determination of such physician made

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in writing to the Company and to you shall be final and
conclusive for all purposes of this Agreement.

          (ii) Cause. For purposes of this Agreement, "Cause" shall mean your willful breach of duty in the course of your employment, or your habitual neglect of your employment duties. For purposes of this Section 2(ii), no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company and its subsidiaries. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Company's Board of Directors (the "Board") at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in this Section 2(ii) and specifying the particulars thereof in detail.

          (iii)     Good Reason. You shall be entitled to
terminate your employment for Good Reason. For the purpose of this Agreement, "Good Reason" shall mean the occurrence, without your express written consent, of any of the following circumstances:

               (A)  the assignment to you of any duties
          inconsistent with your status as President of the Company, your removal from that position, or a diminution in the nature or status of your responsibilities from those in effect immediately prior to the date hereof;

               (B) a reduction by the Company in your annual base salary, annual bonus or fringe benefits as in effect on the date hereof or as the same may be increased from time to time; or

               (C) any failure by the Board to renominate you for election as a director of the Company, except in connection with your death or the termination of your employment (x) by you for other than Good Reason or (y) by the Company for Disability or for Cause.

Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting
Good Reason hereunder.

          (iv) Notice of Termination. Any purported termination of your employment by the Company and its subsidiaries or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 5 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

          (v) Date of Termination, Etc. "Date of Termination" shall mean (A) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and (B) if your employment is terminated pursuant to Section 2(ii) or (iii) above or for any reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Section 2(ii) above shall not be less than thirty
(30) days, and in the case of a termination pursuant to Section 2(iii) above shall not be less than ninety (90) nor more than one hundred twenty (120) days, respectively, from the date such Notice of Termination is given).

     3.   Compensation Upon Termination or During Disability.
Upon termination of your employment or during a period of Disability you shall be entitled to the following benefits, provided that such period of Disability or Notice of Termination occurs during the term of this Agreement:

          (i) During any period that you fail to perform your full-time duties with the Company as a result of your Disability, you shall continue to receive an amount equal to your base salary and bonus at the rate in effect at the commencement of any such period through the Date of Termination for Disability. Thereafter, your benefits shall be determined in accordance with the insurance programs of the Company and its subsidiaries then in effect.

          (ii) If your employment shall be terminated by the Company for Cause or by you other than for Good Reason, the Company shall pay you your full base salary and bonus through the Date of Termination at the rate in effect at the time Notice of Termination is given and shall pay any amounts to be paid to you pursuant to any other compensation plans, programs or employment agreements then in effect, and the Company shall have no further obligations to you under this Agreement.

          (iv) If your employment shall be terminated by reason of your death, your benefits shall be determined in accordance with the programs of the Company then in effect.

          (v) If your employment by the Company shall be terminated by (a) the Company other than for Cause, your death, or Disability at any time during the term of this Agreement, or
(b) you for Good Reason at any time between the first anniversary and the second anniversary of the date hereof, then you shall be entitled to the benefits provided below:

               (A) The Company shall pay you your full base salary and annual bonus accrued through the Date of Termination at the rate in effect at the time the Notice of Termination is given, no later than the fifth day following the Date of Termination, plus all other amounts to which you are entitled under any compensation plan of the Company applicable to you, at the time such payments are due. For purposes of this
          Section 3(iv)(A) and the other provisions of this Agreement, your annual bonus "in effect at the time the Notice of Termination is given" shall mean the greater of the amount of the annual bonus paid to you in respect of any of the three years immediately prior to the year in which the Notice of Termination is given.

               (B) The Company shall pay you, on a date that is no later than the fifth day following the Date of Termination, as severance pay to you a severance payment equal to 2 times the sum of (x) your full base salary and (y) annual bonus, in each case in effect at the time the Notice of Termination is given.

               The payment to be made to you pursuant to this
          Section 3(iv)(B) shall not be reduced by the amount of any other payment or the value of any benefit received or to be received by you in connection with your termination of employment (whether payable pursuant to the terms of this Agreement or any other agreement, plan or arrangement with the Company or an affiliate, predecessor or successor of the Company).

               (C) In the event that any payment or benefit received or to be received by you pursuant to the terms of this Agreement (the "Contract Payments") or in connection with your termination of employment pursuant to any plan or arrangement or other agreement with the Company (or any affiliate) ("Other Payments" and, together with the Contract Payments, the "Payments") would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Code, as determined as provided below, the Company shall pay to you, at the time specified in Section 3(iv)(D) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of the Excise Tax on Contract Payments and Other Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 3(iv)(C), and any interest, penalties or additions to tax payable by you with respect thereto, shall be equal to the total present value of the Contract Payments and Other Payments at the time such Payments are to be made. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (1) the total amount of the Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of
          Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of independent tax counsel selected by the Company's independent auditors and reasonably acceptable to you ("Tax Counsel"), a Payment (in whole or in part) does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, or such "excess parachute payments" (in whole or in part) are not subject to the Excise Tax, (2) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of "excess parachute payments" within the meaning of
          Section 280G(b)(i) of the Code (after applying clause
          (1) hereof), and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income tax at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of your residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

               (D) The Gross-Up Payments provided for in Section 3(iv)(C) hereof shall be made upon the earlier of (i) the payment to you of any Contract Payment or Other Payment or (ii) the imposition upon you or payment by you of any Excise Tax.

               (E) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Tax Counsel that the Excise Tax is less than the amount taken into account under Section 3(iv)(C) hereof, you shall repay to the Company within five days of your receipt of notice of such final determination or opinion the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction) plus any interest received by you on the amount of such repayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Tax Counsel that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within five days of the Company's receipt of notice of such final determination or opinion.

               (F) The Company shall also pay to you all legal fees and expenses reasonably incurred by you in connection with this Agreement (including all such fees and expenses, if any, incurred in contesting or disputing in good faith the nature of any such termination for purposes of this Agreement or in seeking to obtain or enforce any right or benefit provided by this Agreement).

               (G) On the Date of Termination, the Company shall at its sole cost and expense transfer unrestricted ownership and legal title to the automobile made available by the Company for your use as of the Notice of Termination.

               (H)  For the period of time from the Date of
          Termination through the earlier of two years thereafter or the date on which you and your dependents become eligible for substantially equivalent coverage provided by a subsequent employer, the Company shall provide you and your eligible dependents with continued coverage under all health, medical, dental and hospitalization plans maintained by the Company during such time period on the same terms and conditions applicable to executive officers of the Company.

               (I) Upon the Date of Termination all options to purchase stock held by you that are not vested shall immediately vest and become exercisable and all options to purchase stock then held by you shall remain in effect and be exercisable for 18 months after the Date of Termination, notwithstanding any other provisions that otherwise would be applicable.

               (J) Upon the Date of Termination, the Company shall assign and transfer to you, or your designee, all of its right, title and interest in and to the life insurance policies covering your life that were held by the Company as of the Termination Date. From and after the Termination Date, you shall, at your election, assume and pay any and all premiums and other costs associated with the continuation of such policies. The Company shall execute and deliver any and all appropriate instruments necessary to evidence the foregoing assignment and transfer as promptly as practicable after the Termination Date.

               (K) You shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor, except as otherwise specifically provided herein, shall the amount of any payment or benefit provided for in this
          Section 3 be reduced by any compensation or benefit earned by you as the result of employment by another employer after the Date of Termination or otherwise.

     4.   Successors; Binding Agreement.

          (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company is required to perform it. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of the Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you had terminated your employment for Good Reason following a change in control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatees or other designee or, it there is no such designee, to your estate.

     5. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the address set forth on the first page of this Agreement with respect to the Company and on the signature page with respect to you, provided that all notices to the Company shall be directed to the attention of the Chairman and President of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     6. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No wavier by either party hereto at any time of any breach by the other party hereto of, or compliance with, any conditions or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 3 shall survive the expiration of the term of this Agreement.

     7. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     8. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     9. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgement may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                              Sincerely,

                              Dairy Mart Convenience Stores, Inc.


                              By: /s/ Charles Nirenberg
                                  Name: Charles Nirenberg
                                  Title:  Chairman of the Board

Agreed to this 16th day of
September, 1994.


 /s/ Robert B. Stein, Jr.

Address for notices:

161 Great Pond Road
So. Glastonbury, CT 06073
Windsor, CT 06095


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